As filed with the Securities and Exchange Commission on August 7, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIVE STAR QUALITY CARE, INC.

(Exact name of registrant as specified in its charter)

Maryland	04-3516029
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

400 Centre Street, Suite 200, Newton, MA 02458

(Address of Principal Executive Offices) (Zip Code)

Five Star Quality Care, Inc.

2001 Stock Option and Stock Incentive Plan

(Full title of the plan)

Francis R. Murphy III

Treasurer and Chief Financial Officer

Five Star Quality Care, Inc.

400 Centre Street

Newton, MA 02458

(Name and address of agent for service)

(617) 332-9530

(Telephone number, including area code, of agent for service)

Copy to:

William J. Curry, Esq.

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

(617) 338-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☒
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common shares $0.01 par value per share	3,000,000	$2.74	$8,220,000	$458.68

(1)                                  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover, in addition to the number of shares stated above, an indeterminate number of additional common shares, $0.01 par value per share (“Common Shares”) of the Registrant which may become issuable under the Five Star Quality Care, Inc. 2001 Stock Option and Stock Incentive Plan, as amended (the “Plan”), by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of the Registrant’s outstanding Common Shares.  Includes associated junior participating preferred stock purchase rights under the Registrant’s Rights Agreement, dated as of March 10, 2004.  Prior to the occurrence of certain events, the junior participating preferred stock purchase rights will not be exercisable or evidenced separately from the Registrant’s Common Shares.

(2)                                  The fee is based on the number of Common Shares which may be issued under the Plan and is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices per Common Share as reported on the NYSE Amex on August 3, 2009.

(3)                                  The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying 0.0000558 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Five Star Quality Care, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)                                  Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed with the Commission on March 2, 2009);

(b)                                 Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (filed with the Commission on May 6, 2009);

(c)                                  Current Report on Form 8-K filed with the Commission on May 15, 2009;

(d)                                 The information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 from the Registrant’s definitive Proxy Statement for the Registrant’s 2009 Annual Meeting of Shareholders filed with the Commission on March 30, 2009;

(e)                                  The description of the Registrant’s common shares, $0.01 par value per share (“Common Shares”), contained in the Registration Statement on Form 8-A filed with the Commission on December 7, 2001, including any amendments or reports filed for the purpose of updating that description (File No. 001-16817); and

(f)                                    The description of the Registrant’s junior participating preferred stock rights contained in the Registration Statement on Form 8-A filed with the Commission on March 19, 2004, including any amendments or reports filed for the purpose of updating that description (File No. 001-16817).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Maryland General Corporate Law, or MGCL, permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant’s charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

The Registrant’s charter authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonably expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director and at the Registrant’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in such capacity. The Registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Registrant’s charter and bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceedings and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, the Registrant’s bylaws require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant as authorized by the Registrant’s bylaws and (2) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met.

In addition, the Registrant has entered into indemnification agreements with each of our directors and executive officers that provide procedures and remedies to give contractual assurance that the indemnification protection under the MGCL as in effect on the dates of such agreements will be available.

The Commission has expressed the opinion that indemnification of directors, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Reference is made to the Registrant’s bylaws filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.  Reference is also made to the Registrant’s charter filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 31, 2006.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Form of Common Share Certificate.(1)

4.2	Articles of Amendment and Restatement of Five Star Quality Care, Inc.(2)

4.3	Amended and Restated Bylaws of Five Star Quality Care, Inc., as amended and restated February 27, 2009.(3)

4.4	Rights Agreement, dated as of March 10, 2004, by and between the Company and Equiserve Trust Company, N.A.(4)

4.5	Appointment of Successor Rights Agent, dated as of December 13, 2004, by and between the Company and Wells Fargo Bank, National Association, a national banking association.(5)

5.1	Opinion of Venable LLP.

23.1	Consent of Ernst & Young LLP.

24.1	Power of Attorney (filed on signature page of this Registration Statement).

23.3	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

99.1	First Amendment to the 2001 Stock Option and Stock Incentive Plan.(6)

99.2	Five Star Quality Care, Inc. 2001 Stock Option and Stock Incentive Plan, as amended.(7)

99.2	Form of Restricted Share Agreement.(8)

(1)                                  Incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

(2)                                  Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 31, 2006.

(3)                                  Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.

(4)                                  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated March 10, 2004.

(5)                                  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated December 13, 2004.

(6)                                  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 25, 2006.

(7)                                  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated May 25, 2006.

(8)                                  Incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on August 7, 2009.

FIVE STAR QUALITY CARE, INC.

By:	/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Five Star Quality Care, Inc., hereby severally constitute and appoint Bruce J. Mackey Jr. and Francis R. Murphy III, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bruce J. Mackey Jr.	President and Chief Executive Officer	August 7, 2009
Bruce J. Mackey Jr.	(Principal Executive Officer)

/s/ Francis R. Murphy III	Chief Financial Officer and Treasurer	August 7, 2009
Francis R. Murphy III	(Principal Financial Officer and Principal Accounting Officer)

/s/ Gerard M. Martin	Managing Director	August 7, 2009
Gerard M. Martin

/s/ Barry M. Portnoy	Managing Director	August 7, 2009
Barry M. Portnoy

/s/ Bruce M. Gans	Director	August 7, 2009
Bruce M. Gans

/s/ Barbara D. Gilmore	Director	August 7, 2009
Barbara D. Gilmore

/s/ Arthur G. Koumantzelis	Director	August 7, 2009
Arthur G. Koumantzelis

EXHIBIT INDEX

Five Star Quality Care, Inc.

Exhibit Number	Description

4.1	Form of Common Share Certificate.(1)

4.2	Articles of Amendment and Restatement of Five Star Quality Care, Inc.(2)

4.3	Amended and Restated Bylaws of Five Star Quality Care, Inc., as amended and restated February 27, 2009.(3)

4.4	Rights Agreement, dated as of March 10, 2004, by and between the Company and Equiserve Trust Company, N.A.(4)

4.5	Appointment of Successor Rights Agent, dated as of December 13, 2004, by and between the Company and Wells Fargo Bank, National Association, a national banking association.(5)

5.1	Opinion of Venable LLP.

23.1	Consent of Ernst & Young LLP.

24.1	Power of Attorney (filed on signature page of this Registration Statement).

23.3	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

99.1	First Amendment to the 2001 Stock Option and Stock Incentive Plan.(6)

99.2	Five Star Quality Care, Inc. 2001 Stock Option and Stock Incentive Plan, as amended.(7)

99.2	Form of Restricted Share Agreement.(8)

(1)                                  Incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

(2)                                  Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 31, 2006.

(3)                                  Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.

(4)                                  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated March 10, 2004.

(5)                                  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated December 13, 2004.

(6)                                  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 25, 2006.

(7)                                  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated May 25, 2006

(8)                                  Incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.